Exhibit 99.1

NEWS RELEASE
Contact: Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
TOLLGRADE’S BOARD OF DIRECTORS APPROVES $15 MILLION
SHARE REPURCHASE PROGRAM
PITTSBURGH, October 28, 2008 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, today announced that its Board of Directors has approved a repurchase program for the Company’s common stock with an aggregate share value of up to $15 million, through open market and privately negotiated transactions. Repurchases under the program will be at the Company’s discretion and subject to market conditions, trading price and other factors.
This authorization to repurchase shares has no time limit and does not obligate the Company to acquire any particular amount of common stock, and at the Board’s discretion, may be suspended, discontinued or modified at any time. As of September 27, 2008, the Company had approximately 13.2 million shares of common stock outstanding.
 About Tollgrade
Tollgrade Communications, Inc. is a leading provider of service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies. Tollgrade’s customers range from the top telecom and cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com
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TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road / Cheswick, PA 15024 / 412-820-1400 / 800-878-3399 / Fax: 412-820-1530
Telco Support: 800-777-5405 / Cable Support (TAC): 941-373-6850 or 888-486-3510
www.tollgrade.com